UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2003

Loudeye Corp.

(Exact name of Registrant as specified in its charter)

Delaware	0-29583	91-1908833

(State or other jurisdiction incorporation or of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1130 Rainier Avenue South
Seattle, Washington 98144

(Address of principal executive offices) (Zip code)

(206) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 12. Disclosure of Results of Operations and Financial Condition
SIGNATURES
EXHIBIT 99.1
EXHIBIT 99.2

ITEM 12. Disclosure of Results of Operations and Financial Condition

On July 30, 2003, Loudeye Corp. issued a press release announcing its financial results for the quarter ended June 30, 2003 and conducted a webcast to discuss those results. A copy of the press release is furnished as Exhibit 99.1 and a transcript of the portion of the webcast presentation by Jerry Goade, Vice President and Chief Financial Officer, discussing the financial results is furnished as Exhibit 99.2 to this report.

The press release and webcast contain financial metrics that are not based on accounting principals generally accepted in the United States (“GAAP”). To supplement our condensed consolidated financial statements presented on a GAAP basis, Loudeye uses pro forma measures of operating results, net income and earnings per share, which are adjusted to exclude certain costs and expenses we believe appropriate to enhance an overall understanding of our financial performance. The pro-forma net loss and pro forma net loss per share presented in the press release and webcast exclude charges for amortization of intangible and other assets, stock-based compensation, and special charges. We believe it can be useful to exclude these charges in evaluating our performance because we consider them to be outside of our core operating results. In addition, amortization of intangible and other assets, stock-based compensation, and a portion of special charges do not require a cash outlay. These pro forma amounts are not intended to replace amounts calculated in accordance with GAAP. Rather, they are supplemental financial measurements used by management and industry analysts to evaluate our operations.

99.1	Press release dated July 30, 2003
99.2	Transcript of the portion of the July 30, 2003 Loudeye Corp. webcast presentation by Jerry Goade, Vice President and Chief Financial Officer, discussing second quarter 2003 financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

Dated: August 5, 2003	By:	/s/ Jerold J. Goade, Jr.

Jerold J. Goade, Jr
Vice President and Chief Financial Officer